Exhibit 10.10.4

February 17, 2006

Mr. Jerome Bailey

C/O Russell Reynolds Associates

Stephen Scroggins

200 Park Avenue

Suite 2300

New York, NY 10166

Tel: 212-351-2000

Fax: 212-345-9463

Dear Jerry:

It is a pleasure to offer you the position of Chief Operating Officer and Chief Financial Officer for the New York Mercantile Exchange, Inc. (“NYMEX”) at an annual salary rate of $500,000 which shall be paid in accordance with NYMEX’s regular payroll practice. The following departments will report to this position: Finance, Clearing, Research, Marketing, and Market Data (responsibility of which will be shared jointly with the Chief Information Officer). This offer is contingent upon our receipt of satisfactory references, a background check, and Board of Directors review and approval.

In this capacity you will be eligible for the following additional compensation and benefits:

Bonus:	For calendar year 2006, you will be entitled to receive a minimum discretionary bonus of $500,000, contingent upon your continued employment at the time of the NYMEX annual bonus distribution for Senior Staff. Any such bonus shall be deemed earned, and is payable, at the time of said distribution.

Grant of Option:	(a) If and when NYMEX completes an initial public offering or private placement of its equity securities, effective not later than the closing of the initial public offering or private placement, you will be granted an option (the “Option”), subject to such terms and conditions (including without limitation provisions relating to method of exercise and payment, vesting, withholding, limited periods after termination of employment within which the Option may be exercised, nontransferability and rights of repurchase and first refusal) as may be determined by the Board of Directors (or comparable governing body) of the entity granting the Option, which shall be comparable to the provisions of options granted to other NYMEX officers and executives of comparable position.

(b) You acknowledge that an initial public offering (or private placement) might not be completed, and NYMEX has not promised that either will in fact occur and reserves the right to change its plans in this regard at any time provided, however, that if such initial public offering (or private placement) of equity securities does not occur within one year of the commencement of your employment and you terminate your employment with NYMEX you will be entitled to a one-time payment of $500,000 in lieu of the Option.

Group Insurance:	Providing coverage for medical (hospitalization, surgical and major medical), dental, life and long term disability; eligibility begins on the first day of the next calendar month following the completion of 60 days of employment.

Vacation:	Four (4) weeks.

Personal Days:	Two personal days per year.

Sick Days:	Ten sick days per year after one year of service. During the first year, six days after three months of employment. This is supplemented by short and long term disability policies.

More extensive details regarding these benefits and others provided by the New York Mercantile Exchange will be explained during your orientation; documentation will also be provided. Please note that all conditions of employment are subject to change at the discretion of the Exchange.

Nothing in this letter creates any obligation for the NYMEX to employ you for any specific period of time. Rather, you will be employed on an at-will basis, which means that either you or the NYMEX may terminate your employment at any time for any reason and with or without notice. It is, however, NYMEX’s intention to enter into an employment agreement with you.

Your starting date is March 1, 2006.

Part of your personnel processing will be the completion of Form I-9 and the presentation of documents, which verify your employment eligibility, in accordance with the Immigration Reform and Control Act of 1986. All newly hired employees, regardless of national origin, must follow the procedures required by the Act. You must present these documents, as listed on the attached sheet, and complete an I-9 form on your date of employment.

If you have any questions regarding this offer, please call me in the Human Resources department at (212) 299-2203.

Welcome to the New York Mercantile Exchange.

Sincerely,

/s/ Barry Loyal
Barry Loyal
Vice President, Human Resources

cc:     Personnel File

Accepted:

/s/ Jerome Bailey	February 17, 2006
Signature	Date